Exhibit 99

Family Dollar Reports Record Sales and Earnings Results

  Comparable Store Sales Increased 5.6% in the Fourth Quarter and 5.5% for Fiscal 2011
  Diluted EPS Increased 17.9% for the Fourth Quarter and 19.1% for Fiscal 2011
  Company Announces Plans to Open 450 to 500 New Stores in Fiscal 2012
  Company Announces Authorization to Purchase an Additional $250 Million of Common Stock

MATTHEWS, N.C.--(BUSINESS WIRE)--September 28, 2011--Family Dollar Stores, Inc. (NYSE: FDO) today reported record sales and earnings results for the fourth quarter and year ended August 27, 2011. Net sales for the fourth quarter of fiscal 2011 increased 9.1% to $2.134 billion, compared to $1.957 billion in the fourth quarter of fiscal 2010. Net income per diluted share in the fourth quarter of fiscal 2011 increased 17.9% to $0.66 compared with $0.56 per diluted share in the fourth quarter of fiscal 2010. Net sales for fiscal 2011 increased 8.7% to $8.548 billion compared to $7.867 billion in fiscal 2010. Net income per diluted share in fiscal 2011 increased 19.1% to $3.12 compared with $2.62 in fiscal 2010.

"A year ago we launched an ambitious, multi-year plan to accelerate revenue growth, expand operating margins and optimize our capital structure, and I am pleased to announce that we have executed well against our plans in a very difficult operating environment," said Howard Levine, Chairman and CEO. "In fiscal 2011 our team:

  drove a 5.5% increase in comparable store sales;
  opened 300 new stores compared with 200 new store openings in fiscal 2010;
  renovated 972 stores, exceeding our initial target of 600-800 renovations;
  significantly expanded our consumables assortment;
  delivered four additional quarters of consecutive double-digit earnings per diluted share growth;
  completed an initial public debt offering of $300 million in 10-year notes; and
  repurchased 13.9 million shares at a total cost of approximately $670 million and increased the annual dividend by 15.8%.

"I am very proud of this performance, and I want to recognize the efforts and dedication of all our 51,000 Family Dollar Team Members.

"In fiscal 2012, we intend to accelerate investments to drive sales and profitability. We plan to open 450-500 new stores, a more than 50% increase over fiscal 2011 openings. We also intend to renovate, relocate or expand over 1,000 stores," continued Levine. "I remain confident that these investments, combined with our strategy of providing customers with great value and convenience, will continue to deliver strong shareholder returns in fiscal 2012 and beyond."

Fourth Quarter Results

Comparable stores sales in the fourth quarter increased 5.6%. The increase in comparable store sales was the result of increased customer traffic, as measured by the number of register transactions, and higher average customer transaction values. Sales in the quarter were strongest in the Consumables and the Seasonal and Electronics categories.

Gross profit, as a percentage of sales, was 34.0% in the fourth quarter of fiscal 2011 compared to 34.7% in the fourth quarter of fiscal 2010. The decline in gross profit, as a percentage of sales, was primarily a result of stronger sales of lower-margin consumables. In addition, inventory shrinkage and promotional markdowns increased slightly as a percentage of sales. These pressures were partially offset by higher purchase mark-ups resulting from our continued investments in price management capabilities, private brands and global sourcing.

Selling, general and administrative ("SG&A") expenses increased 5.3% to $593.8 million in the fourth quarter of fiscal 2011 compared to $564.2 million in the fourth quarter of fiscal 2010. As a percentage of sales, SG&A expenses were 27.8% in the fourth quarter of fiscal 2011 compared with 28.8% in the fourth quarter of fiscal 2010. Most expenses were leveraged during the quarter as a result of strong comparable store sales. As a percentage of sales, lower insurance expense, incentive compensation and store labor were partially offset by investments to drive revenue growth, including store renovations and the acceleration of new store openings. In addition, SG&A expenses in the fourth quarter of fiscal 2010 benefited from a favorable $9.0 million insurance settlement.

Operating profit increased 15.1% to $131.8 million in the fourth quarter of fiscal 2011 as compared to $114.5 million in the fourth quarter of fiscal 2010. As a percentage of sales, operating profit expanded to 6.2% in the fourth quarter of fiscal 2011 as compared to 5.9% in the fourth quarter of fiscal 2010.

Interest expense increased to $7.2 million in the fourth quarter of fiscal 2011 as compared to $3.3 million in the fourth quarter of fiscal 2010. The increase was primarily due to the issuance of $300 million of senior unsecured notes due 2021 in the second quarter of fiscal 2011.

In the fourth quarter of fiscal 2011, the Company's effective tax rate was approximately 36.0% compared with 33.8% in the fourth quarter of fiscal 2010. In the fourth quarter of 2010, the Company benefited from the favorable impact of concluding a federal income tax examination.

Net income for the fourth quarter of fiscal 2011 increased 8.0% to $79.8 million, compared with $74.0 million for the fourth quarter of fiscal 2010.

Fiscal 2011 Results

Comparable store sales for fiscal 2011 increased 5.5%. The increase in comparable store sales was primarily the result of increased customer traffic, as measured by the number of register transactions, and higher average customer transaction values. Sales in fiscal 2011 were strongest in the Consumables category.

Gross profit, as a percentage of sales, was 35.5% in fiscal 2011 compared to 35.7% in fiscal 2010. The decline in gross profit, as a percentage of sales, was primarily the result of stronger sales of lower-margin consumables and higher freight expense. These pressures were partially offset by lower inventory shrinkage.

Selling, general and administrative ("SG&A") expenses increased 7.2% to $2.394 billion in fiscal 2011 compared to $2.232 billion in fiscal 2010. As a percentage of sales, SG&A expenses were 28.0% in fiscal 2011 compared with 28.4% in fiscal 2010. Many expenses were leveraged during the year as a result of a strong comparable store sales increase and continued productivity improvements. As a percentage of sales, lower incentive compensation more than offset our investments to drive revenue growth, including store renovations, extended store hours and enhanced marketing efforts.

Operating profit increased 10.9% to $638.1 million in fiscal 2011 as compared to $575.6 million in fiscal 2010. As a percentage of sales, operating profit expanded to 7.5% in fiscal 2011 as compared to 7.3% in fiscal 2010.

Interest expense was $22.4 million in fiscal 2011 as compared to $13.3 million in fiscal 2010, and the Company's effective tax rate was approximately 37.1% compared with 36.5% in fiscal 2010. The increase in the effective tax rate in fiscal 2011 was due to an increase in state income taxes.

Inventories at the end of fiscal 2011 were $1.155 billion, or 12.3% more than inventories of $1.028 billion at the end of fiscal 2010. Average inventory per store at the end of fiscal 2011 was approximately 9% higher than the average inventory per store at the end of fiscal 2010. The increase in inventories was primarily a result of a planned expansion of key consumable categories. During fiscal 2011, the Company expanded its assortment of food by approximately 20% and its assortment of health and beauty aids by approximately 25%.

Capital expenditures were $345.3 million in fiscal 2011 compared with $212.4 million in fiscal 2010. The increase in capital expenditures was primarily a result of a greater number of store renovations, increased new store openings, and expenditures related to the start of construction of the Company's 10th distribution center. In addition, the Company purchased 44 stores in fiscal 2011. During fiscal 2011, the Company opened 300 new stores and closed 62 stores compared to 200 store openings and 70 closings in fiscal 2010. In fiscal 2011, the Company renovated, expanded or relocated 1,019 stores compared to 117 in fiscal 2010.

During fiscal 2011, the Company repurchased approximately 13.9 million shares of its common stock for a total cost of $670.5 million. As of August 27, 2011, the Company had the authorization to purchase up to an additional $87.3 million of its common stock.

Stock Buyback Authorization

The Company's Board of Directors has authorized the Company to purchase an additional $250 million of its common stock. The Company intends to fund these repurchases through cash from operations. Such repurchases may be effected through trading plans, open market repurchases, privately negotiated transactions, accelerated share repurchase transactions, and/or other transactions. The timing and amount of repurchase transactions under this program will depend upon market conditions, corporate considerations and regulatory requirements.

Outlook

For fiscal 2012, the Company expects that earnings per share will be between $3.50 and $3.75 compared to $3.12 in fiscal 2011. The Company's outlook for fiscal 2012 is based on the following assumptions which may or may not prove valid:

  An increase in net sales of between 8% and 10%;
  An increase in comparable store sales of between 4% and 6%;
  Approximately 450-500 new store openings and 80-100 store closings;
  A modest increase in the operating margin as a percentage of sales;
  An effective income tax rate of between 37.0% and 37.5%;
  Weighted average diluted shares of approximately 118 million; and
  Capital expenditures of between $550 million and $600 million to support new store openings, store renovations, purchases of stores, and expansion of the Company's supply chain.

For the first quarter of fiscal 2012, the Company expects that comparable store sales will increase between 4% and 6% and that earnings per diluted share will be between $0.65 and $0.73 per share compared with $0.58 per share in the first quarter of fiscal 2011.

Cautionary Statements

Certain statements contained in this press release are "forward-looking statements" that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company's investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Earnings Conference Call Information

The Company plans to host a conference call with investors this morning at 10:00 A.M. ET to discuss the results. The Company will also provide an update on various business initiatives and discuss plans and expectations for fiscal 2012. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company's responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (800) 779-6561 for domestic US calls and (517) 308-9046 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call with accompanying slides that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, September 28, 2011.

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar's mix of name brands and quality, private brand merchandise, appeals to shoppers in more than 7,000 stores in rural and urban settings across 44 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers who refer to their neighborhood store as "my Family Dollar." Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Fourth Quarter Ended
(in thousands, except per share amounts)	August 27, 2011	% of Net Sales	August 28, 2010	% of Net Sales

Net sales	$2,134,330	100.00%	$1,956,846	100.00%

Cost of sales	1,408,723	66.00%	1,278,127	65.32%

Gross profit	725,607	34.00%	678,719	34.68%

Selling, general and administrative expenses	593,835	27.82%	564,206	28.83%

Operating profit	131,772	6.17%	114,513	5.85%

Investment income	268	0.01%	501	0.03%

Interest expense	7,202	0.34%	3,337	0.17%

Income before income taxes	124,838	5.85%	111,677	5.71%

Income taxes	44,989	2.11%	37,723	1.93%

Net income	$79,849	3.74%	$73,954	3.78%

Net income per common share - basic	$0.67		$0.56
Weighted average shares - basic	119,292		132,049

Net income per common share - diluted	$0.66		$0.56
Weighted average shares - diluted	120,444		133,181

Dividends declared per common share	$0.180		$0.155

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Year Ended
(in thousands, except per share amounts)	August 27, 2011	% of Net Sales	August 28, 2010	% of Net Sales

Net sales	$8,547,835	100.00%	$7,866,971	100.00%

Cost of sales	5,515,540	64.53%	5,058,971	64.31%

Gross profit	3,032,295	35.47%	2,808,000	35.69%

Selling, general and administrative expenses	2,394,223	28.01%	2,232,402	28.38%

Operating profit	638,072	7.46%	575,598	7.32%

Investment income	1,532	0.02%	1,597	0.02%

Interest expense	22,446	0.26%	13,337	0.17%

Income before income taxes	617,158	7.22%	563,858	7.17%

Income taxes	228,713	2.68%	205,723	2.62%

Net income	$388,445	4.54%	$358,135	4.55%

Net income per common share - basic	$3.15		$2.64
Weighted average shares - basic	123,360		135,745

Net income per common share - diluted	$3.12		$2.62
Weighted average shares - diluted	124,486		136,596

Dividends declared per common share	$0.695		$0.600

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of*
(in thousands, except per share and share amounts)	August 27, 2011	August 28, 2010
Assets
Current assets:
Cash and cash equivalents	$141,405	$382,754
Short-term investment securities	96,006	120,325
Merchandise inventories	1,154,660	1,028,022
Deferred income taxes	60,011	52,190
Income tax refund receivable	10,326	-
Prepayments and other current assets	71,436	63,005
Total current assets	1,533,844	1,646,296

Property and equipment, net	1,280,589	1,111,966
Investment securities	107,458	147,108
Other assets	74,314	62,775

Total assets	$2,996,205	$2,968,145

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$16,200	$-
Accounts payable	685,063	676,975
Accrued liabilities	310,818	309,347
Income taxes	4,974	18,447
Total current liabilities	1,017,055	1,004,769

Long-term debt	532,370	250,000
Other liabilities	270,466	253,576
Deferred income taxes	89,240	38,246
Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	-	-
Common stock, $.10 par; authorized 600,000,000 shares	14,732	14,650
Capital in excess of par	274,445	243,831
Retained earnings	1,969,749	1,665,646
Accumulated other comprehensive loss	(6,403)	(7,046)
Common stock held in treasury, at cost	(1,165,449)	(495,527)
Total shareholders' equity	1,087,074	1,421,554

Total liabilities and shareholders' equity	$2,996,205	$2,968,145

*	Certain revisions of the amounts for fiscal 2010 have been made to conform to the presentation for fiscal 2011.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended*
(in thousands)	August 27, 2011	August 28, 2010
Cash flows from operating activities:
Net income	$388,445	$358,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	182,455	172,037
Deferred income taxes	46,805	8,123
Excess tax benefits from stock-based compensation	(4,745)	(1,676)
Stock-based compensation	14,728	13,163
Loss on disposition of property and equipment, including impairment	9,461	7,244
Changes in operating assets and liabilities:
Merchandise inventories	(126,638)	(34,225)
Prepayments and other current assets	(8,409)	200
Other assets	(4,888)	2,666
Accounts payable and accrued liabilities	37,057	61,646
Income taxes	(23,799)	25,389
Other liabilities	17,592	(21,163)
	528,064	591,539

Cash flows from investing activities:
Purchases of investment securities	(352,082)	(142,730)
Sales of investment securities	415,877	46,888
Capital expenditures	(345,268)	(212,435)
Proceeds from dispositions of property and equipment	1,055	1,329
	(280,418)	(306,948)

Cash flows from financing activities:
Revolving credit facility borrowings	46,000	-
Repayment of revolving credit facility borrowings	(46,000)	-
Issuance of long-term debt	298,482	-
Payment of debt issuance costs	(7,811)	(651)
Repurchases of common stock	(670,466)	(332,189)
Change in cash overdrafts	(47,722)	49,687
Proceeds from exercise of employee stock options	17,216	19,663
Excess tax benefits from stock-based compensation	4,745	1,676
Payment of dividends	(83,439)	(78,913)
	(488,995)	(340,727)

Net change in cash and cash equivalents	(241,349)	(56,136)
Cash and cash equivalents at beginning of period	382,754	438,890
Cash and cash equivalents at end of period	$141,405	$382,754

Supplemental disclosure of cash flow information:
Purchases of property and equipment awaiting processing for payment, included in accounts payable	$36,220	$22,848
Cash paid during the period for:
Interest, net of amounts capitalized	20,395	12,568
Income taxes, net of refunds	201,843	175,915

*	Certain revisions of the amounts for fiscal 2010 have been made to conform to the presentation for fiscal 2011.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Fourth Quarter Ended
	August 27,	August 28,
(in thousands)	2011	2010	% Change
Consumables	$1,475,498	$1,317,170	12.0%
Home products	227,762	227,572	0.1%
Apparel and accessories	218,662	217,582	0.5%
Seasonal and electronics	212,408	194,522	9.2%
TOTAL	$2,134,330	$1,956,846	9.1%

	For the Year Ended
	August 27,	August 28,
(in thousands)	2011	2010	% Change
Consumables	$5,686,576	$5,119,911	11.1%
Home products	1,084,480	1,035,944	4.7%
Apparel and accessories	854,602	840,929	1.6%
Seasonal and electronics	922,177	870,187	6.0%
TOTAL	$8,547,835	$7,866,971	8.7%

STORES IN OPERATION:
	For the Year Ended
	August 27,	August 28,
	2011	2010
Beginning Store Count	6,785	6,655
New Store Openings	300	200
Store Closings	(62)	(70)
Ending Store Count	7,023	6,785
Total Square Footage (000s)	59,952	57,877
Total Selling Square Footage (000s)	49,996	48,225

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com